ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Second Quarter of 2014
- - -

BROKEN ARROW, Oklahoma, May 13, 2014 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended March 31, 2014.

Total revenue for the three months ended March 31, 2014 increased 23% to $8.3 million compared with $6.8 million for the same period ended March 31, 2013.  The increase in revenue reflects sales of $1.1 million from Nave Communications, which was acquired February 28, 2014.

Net sales for the Cable TV segment increased 6% to $7.2 million for the three months ended March 31, 2014 from $6.8 million for the same period last year.  The increase in sales was due primarily to an increase in new equipment sales of $0.7 million, partially offset by a decrease in refurbished equipment sales of $0.2 million.  Equipment sales increased primarily as a result of supplying a major MSO with equipment for certain projects, partially offset by the continued decrease in plant expansions and bandwidth upgrades.

Net loss from continuing operations for the three month period ended March 31, 2014 was $0.3 million, or $0.03 per diluted share, compared with a net income from continuing operations of $0.3 million, or $0.03 per diluted share, for the same period of 2013. The decrease is primarily the result of acquisition-related expenses of $0.6 million in the Telco segment associated with the acquisition of Nave Communications and increased personnel costs in the Cable TV segment. Discontinued operations included the operations of Adams Global Communications prior to the sale on January 31, 2014 as well as the after tax loss on the sale of $0.6 million.

Total revenue for the six months ended March 31, 2014 decreased 2% to $14.4 million compared with $14.7 million for the same period ended March 31, 2013. The decrease in consolidated net sales was a result of a decrease in the Cable TV segment of $1.3 million, largely offset by an increase in the Telco segment of $1.1 million as a result of the Nave Communications acquisition.

Net sales for the Cable TV segment decreased 9% to $13.4 million for the six months ended March 31, 2014 from $14.7 million for the same period last year due primarily to a decrease in new equipment sales and refurbished equipment sales of $0.3 million and $0.8 million, respectively.  The decrease in equipment sales was due primarily to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry and the absence of equipment sales as a result of Hurricane Sandy for the three months ended December 31, 2012, partially offset by supplying a major MSO equipment for certain projects.

Net loss from continuing operations for the six month period ended March 31, 2014 was $0.1 million, or $0.01 per diluted share, compared with a net income from continuing operations of $0.9 million, or $0.09 per diluted share, for the same period of 2013. The decrease is primarily the result of acquisition-related expenses of $0.6 million in the Telco segment associated with the acquisition of Nave Communications and decreased operating income of $1.0 million from the Cable TV segment. Discontinued operations included the operations of Adams Global Communications prior to the sale on January 31, 2014.

Cash and cash equivalents were $4.5 million as of March 31, 2014, compared with $8.5 million as of September 30, 2013.  As of March 31, 2014, we had inventory of $23.0 million compared with $18.0 million as of September 30, 2013.  The increase in inventory was due primarily to the acquisition of Nave Communications and new inventory purchases with certain manufacturer incentives.

On February 28, 2014, ADDvantage Technologies acquired all of the outstanding common stock of Nave Communications Company, a provider of quality used telecommunication networking equipment.  The preliminary purchase price for Nave Communications is estimated to be $12.5 million and includes approximately $10.1 million in upfront payments and $3.0 million in deferred payments over the next three years.  In addition, the Company will make future earn-out payments equal to 70% of Nave Communications’ annual EBITDA in excess of an EBITDA target of $2 million per year over the next three years.  We estimate that the earn-out payments will be between $0.7 million and $1.0 million annually over the next three years.

David Humphrey, President and CEO, commented, “During the quarter, we continued to move forward with our growth strategy.  We sold one of our business units, Adams Global Communications, in January as it had not been performing within our expectations. We also determined that it did not fit within our core distribution strategy as we continue to focus on our existing businesses to grow top-line revenue by realigning our sales team and adding additional product offerings. Also, as part of this strategy, we acquired Nave Communications in February to expand our reach into the broader telecommunications industry and are excited to bring aboard its management team, employees and operations to ADDvantage. With this acquisition, we believe that we could capitalize on growth opportunities in both the cable television and telecommunications industries and will continue to look for accretive acquisitions in the broader telecommunications industry.

“This quarter’s overall results were impacted by acquisition-related expenses associated with the acquisition of Nave Communications, which affected our profitability and cash flow.  As many of these costs are non-recurring, we expect that both of our operating segments will have positive operating income next quarter,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, May 13, 2014, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-329-8877 (domestic) or 719-325-2463 (international). All dial-in participants must use the following code to access the call: 5168150. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 27, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 5168150. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Sales	8,313,815	6,764,102	14,433,549	14,663,599
Cost of sales	6,082,648	4,897,750	10,339,154	10,178,523
Gross profit	2,231,167	1,866,352	4,094,395	4,485,076
Operating, selling, general and administrative expenses	2,659,420	1,386,849	4,289,296	2,934,401
Operating income (loss)	(428,253)	479,503	(194,901)	1,550,675
Interest expense	25,011	6,509	30,994	13,390
Income (loss) before provision for income taxes	(453,264)	472,994	(225,895)	1,537,285
Provision (benefit) for income taxes	(176,000)	180,000	(88,000)	584,000
Income (loss) from continuing operations	(277,264)	292,994	(137,895)	953,285

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(60,444)	3,315	(34,076)	140,441
Loss on sale of discontinued operations, net of tax	(556,442)	−	(556,442)	−
Discontinued operations, net of tax	(616,886)	3,315	(590,518)	140,441

Net income (loss)	$(894,150)	$296,309	$(728,413)	$1,093,726

Earnings (loss) per share:
Basic
Continuing operations	$(0.03)	$0.03	$(0.01)	$0.09
Discontinued operations	$(0.06)	$0.00	$(0.06)	$0.02
Total	$(0.09)	$0.03	$(0.07)	$0.11
Diluted
Continuing operations	$(0.03)	$0.03	$(0.01)	$0.09
Discontinued operations	$(0.06)	$0.00	$(0.06)	$0.02
Total	$(0.09)	$0.03	$(0.07)	$0.11
Weighted average shares used in per share calculation:
Basic	10,004,830	10,029,377	10,001,655	10,106,612
Diluted	10,004,830	10,029,501	10,001,655	10,106,906

Segment Information:
Sales
Cable TV	$7,248,191	$6,764,102	$13,367,925	$14,663,599
Telco	1,065,624	−	1,065,624	−
Total sales	$8,313,815	$6,764,102	$14,433,549	$14,663,599

Gross profit
Cable TV	$1,852,660	$1,866,352	$3,715,888	$4,485,076
Telco	378,507	−	378,507	−
Total gross profit	$2,231,167	$1,866,352	$4,094,395	$4,485,076

Operating income (loss)
Cable TV	$249,103	$479,503	$482,455	$1,550,675
Telco	(677,356)	−	(677,356)	−
Total operating income (loss)	$(428,253)	$479,503	$(194,901)	$1,550,675

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2014 (unaudited)	September 30, 2013 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,545,594	$8,476,725
Accounts receivable, net of allowance of $200,000 and $300,000, respectively	4,418,867	2,390,979
Income tax refund receivable	644,658	258,790
Inventories, net of allowance for excess and obsolete
inventory of $2,050,000 and $1,600,000, respectively	22,943,106	18,011,706
Prepaid expenses	167,783	106,509
Deferred income taxes	1,146,000	1,066,000
Other current assets	380,433	−
Current assets of discontinued operations held for sale	13,136	3,267,917
Total current assets	34,259,577	33,578,626

Property and equipment, at cost:
Land and buildings	7,208,679	7,208,679
Machinery and equipment	3,594,233	2,991,412
Leasehold improvements	156,747	9,633
Total property and equipment, at cost	10,959,659	10,209,724
Less accumulated depreciation and amortization	(4,423,952)	(3,831,238)
Net property and equipment	6,535,707	6,378,486

Intangibles, net of accumulated amortization	9,197,344	−
Goodwill	2,070,085	1,150,060
Other assets	131,428	11,428
Assets of discontinued operations held for sale	1,512,440	1,997,520

Total assets	$53,706,581	$43,116,120

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2014 (unaudited)	September 30, 2013 (unaudited)
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,619,435	$1,138,494
Accrued expenses	1,035,154	878,474
Notes payable – current portion	835,493	184,008
Other current liabilities	959,845	−
Current liabilities of discontinued operations held for sale	13,986	226,757
Total current liabilities	7,463,913	2,427,733

Notes payable, less current portion	5,596,028	1,318,604
Deferred income taxes	185,000	193,000
Other liabilities	1,925,586	−

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized;10,518,188 and 10,499,138 shares issued, respectively; and 10,017,530 and 9,998,480 shares outstanding, respectively	105,182	104,991
Paid in capital	(5,491,007)	(5,578,500)
Retained earnings	44,921,893	45,650,306
Total shareholders’ equity before treasury stock	39,536,068	40,176,797

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	38,536,054	39,176,783

Total liabilities and shareholders’ equity	$53,706,581	$43,116,120